NORTH VALLEY BANCORP
                     880 East Cypress Avenue
                    Redding, California 96002

May 28, 1999

VIA EDGAR

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  North Valley Bancorp - Direct Transmission of Form S-8
     Registration Statement

Ladies and Gentlemen:

On behalf of North Valley Bancorp (the "Company"), and in connection with the registration of 369,955 shares of Common Stock of the Company under the North Valley Bancorp 1999 Director Stock Option Plan, transmitted for filing with the Securities and Exchange Commission (the "Commission") through the Commission's electronic filing system ("EDGAR"), is the Company's registration statement on Form S-8, together with all exhibits.

Payment of the registration fee in the amount of $1,079.04 was remitted by wire transfer to the Commission's lockbox account (No. 910-8739) at Mellon Bank in Pittsburgh, Pennsylvania on May 27, 1999. The Mellon Bank was instructed to note that the Company's CIK number is 0000353191, and that the payment related to the above-referenced Registration Statement.

Should you have any questions concerning this filing, please call the undersigned at (530) 221-8400.

Very truly yours,


/s/ M. J. Cushman
President & Chief Executive Officer

Encs.

C:   Nasdaq National Market
     J. M. Wells, Jr., Esq. w/encs.
     Joseph G. Mason, Esq. w/encs.


                            As filed with the Securities and
                         Exchange Commission on May  28, 1999
                                 Registration No. 333-___________


               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549
                         _______________

                            FORM S-8
                     REGISTRATION STATEMENT
                              under
                   THE SECURITIES ACT OF 1933
                         _______________

                      NORTH VALLEY  BANCORP
       (Exact name of issuer as specified in its charter)

      California                                 94-2751350
      (State of Incorporation)      ( I.R.S. Employer Identification No.)

         880 E. Cypress Avenue, Redding, California 96002
             (Address of principal executive office)
            ________________________________________

      North Valley Bancorp 1999 Director Stock Option Plan
                    (Full title of the plan)
               __________________________________

    Michael J. Cushman, President and Chief Executive Officer
                       North Valley Bancorp
            880 E. Cypress, Redding, California 96002
             (Name and address of agent for service)
                         _______________

                         (530) 221-8400
 (Telephone number, including area code, of agent for service of process)


                     CALCULATION OF REGISTRATION FEE

                                Proposed   Proposed
    Title of       Amount to    Maximum    Maximum    Amount of
   Securities          be       Offering  Aggregate   Registration
to be Registered   Registered  Price per   Offering     Fee
                                 Share      Price

Common Stock, no   210,000(1)    $10.31   $2,165,100   $601.90
    par value

Common Stock, no   159,955(2)  $10.73(3)  $1,716,317   $477.14
    par value                                (3)

      Total         369,955                           $1079.04

1   Issuable upon exercise of options granted under the North
    Valley Bancorp 1999 Director Stock Option Plan.
2 Issuable upon exercise of options to be granted under the North Valley Bancorp 1999 Director Stock Option Plan.
3 Based upon the average of the high and low prices for the common stock as reported on the Nasdaq National Market on May 25, 1999, pursuant to Rule 457(h).

This registration statement, including exhibits, consists of 8 sequentially numbered pages. The Exhibit Index is located at page 5.
                             PART II

       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Certain Documents by Reference

     The following documents are incorporated by reference:

     (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1998.

     (b)   All other reports filed by the Company under
Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since December 31, 1998.

     (c) The information with regard to the Registrant's capital stock contained in a registration statement filed with the Commission pursuant to section 12 of the Securities Exchange Act of 1934, including any subsequent amendment or report filed for the purpose of updating such information.

     All documents later filed by the Company under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and before the Company files a post-effective amendment which indicates that all securities have been sold, or which deregisters all securities that have not been sold, will be incorporated by reference and will be a part of this filing from the date such document was filed.

Item 4.   Description of Securities

     Not applicable.

Item 5.   Interest of Named Experts and Counsel

     Not applicable.

Item 6.   Indemnification of Directors and Officers

     The California General Corporation Law provides for the indemnification of officers and directors who are made or are threatened to be made a party to any legal proceeding by reason of their service to the Company. The Articles of Incorporation and Bylaws of the Company permit indemnification of directors and officers to the maximum extent permitted by California law. The Company has in effect director and officer liability insurance policies indemnifying the Company and the officers, directors and certain assistant officers of the Company and officers and directors of the Company's subsidiaries within specific limits for certain liabilities incurred by reason of their being or having been directors or officers. The Company pays the entire premium for these policies.

Item 7.   Exemption from Registration Claimed

     Not applicable.

Item 8.   Exhibits

     See the Index to Exhibits, which is incorporated in this item by reference.

Item 9.   Undertakings

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)   To include any prospectus required by
      section 10(a)(3) of the Securities Act of 1933 (the
      "Securities Act");

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering ofsuch securities at that time shall be deemed to be the initial bona fide offering.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

      (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redding, State of California, on May 17, 1999.


                                   NORTH VALLEY BANCORP
                                           (Registrant)


                                   By   /s/ Michael J. Cushman
                                        Michael J. Cushman
                                        President and
                                        Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date: May 17, 1999            /s/ Michael J. Cushman
                    Michael J. Cushman, President and Chief Executive Officer

Date: May 17, 1999            /s/ Sharon Benson
                    Sharon L. Benson, Senior Vice President and
                    Chief Financial Officer
                   (Principal Financial Officer and Principal Accounting
                    Officer)

                        POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael J. Cushman and Sharon L. Benson and each or any one of them, his true and lawful attorney-in-fact and agent, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each ofthem, full power and authority to do and perform all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.



Date: May 17, 1999            /s/ Rudy V. Balma
                     Rudy V. Balma, Director and Chairman of the Board


Date: May 17, 1999            /s/ William W. Cox
                         William W. Cox, Director


Date:  May 17, 1999           /s/ Michael J. Cushman
                         Michael J. Cushman, Director


Date:  May 17, 1999           /s/ Royce L. Friesen
                         Royce L. Friesen, Director


Date:  May 17, 1999           /s/ Dan W. Ghidinelli
                         Dan W. Ghidinelli, Director


Date:  May 17, 1999           /s/ Thomas J. Ludden
                         Thomas J. Ludden, Director


Date:  May 17, 1999           /s/ Douglas M. Treadway
                         Douglas M. Treadway, Director


Date:  May 17, 1999           /s/ J.M. Wells Jr.
                         J.M. ("Mike") Wells, Jr., Director and
                         Secretary of the Board


                        INDEX OF EXHIBITS


Exhibit                                              Sequential
No.                                                   Page No.
            Exhibit Name

5           Opinion of Counsel                            6

23.1        Consent of Counsel (See Exhibit 5)

23.2        Consent of Independent Auditors:              7
            Deloitte & Touche LLP

24          Power of Attorney (see signature pages)

99          North Valley Bancorp 1999 Director Stock
            Option Plan.  Incorporated by reference
            from registrant's Definitive Proxy
            Statement for its 1999 Annual Meeting of
            Shareholders filed with the Commission